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                                                                    EXHIBIT 10.9

                                    AGREEMENT


         THIS AGREEMENT (the "Agreement") is made and entered into as of the 9th day of December, 2000, (the "Effective Date"), by and between
PETSVETSANDYOU.COM, INC., a Florida corporation, ("PVY") and VETERINARY PRODUCTS, INC., a Georgia corporation, ("VPI").

                                   WITNESSETH:

         WHEREAS, PVY is a corporation whose shareholders are comprised primarily of practicing veterinarians and other veterinary and pet care professionals; and

         WHEREAS, PVY provides and intends to provide a number of products and services to its veterinary shareholders and other veterinary professionals as part of its business, including buying group services; and

         WHEREAS, VPI is a national co-operative buying group, engaging in the business of purchasing, warehousing, distributing, and selling to its veterinary shareholders various veterinary products and supplies, including pharmaceuticals, vaccines, supplies, equipment and other items, as well as certain services related to the practice of veterinary medicine (the "Veterinary Products and Services"); and

         WHEREAS, PVY desires to contract with VPI so that PVY shareholders will have the ability to purchase Veterinary Products and Services from VPI; and

         WHEREAS, VPI desires to sell Veterinary Products and Services to PVY shareholders; and

         WHEREAS, VPI and PVY have agreed that it is mutually beneficial for VPI and PVY to enter into an agreement to facilitate the purposes of the parties as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. SALES OF PRODUCTS. VPI hereby agrees to sell Veterinary Products and Services to PVY shareholders, subject to the terms and conditions specifically set forth herein. VPI agrees not to discriminate in any manner against PVY shareholders as to the purchase price, availability, quality or quantity in its offerings of Veterinary Products and Services to PVY shareholders, and further agrees that the terms and conditions of its sales of Veterinary Products and Services to PVY shareholders who become VPI shareholders will be the same as the terms and conditions of sales of Veterinary Products and Services to VPI shareholders who are not PVY shareholders.


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         2.       REQUIREMENTS TO BECOME SHAREHOLDER OF VPI.

                  (a) As a condition to becoming a member of the VPI buying group and being eligible to purchase Veterinary Products and Services from VPI, a PVY shareholder must meet the requirements (including being a duly licensed veterinarian and veterinary practice owner) and become a shareholder of VPI, and purchase 100 shares of voting common stock in VPI (the "VPI Stock"). The purchase price for the VPI Stock shall be Twelve Dollars ($12.00) per share, for an aggregate purchase price of One Thousand Two Hundred and No/100 Dollars ($1,200.00) (the "Purchase Price"). VPI agrees that PVY shareholders may pay the Purchase Price for the VPI Stock to VPI in installments through the application of their respective Shareholder Rebates (as described and defined in Section 4 below) to such Purchase Price. VPI may require in its stock purchase agreement (or similar agreement) with PVY shareholders that if the PVY shareholder has not fully paid for his or her VPI Stock within four years from the date of purchase, such shareholder must either pay the balance in full within 30 days of the end of such 4 year period or forfeit his or her VPI Stock.

                  (b) A PVY shareholder shall become a VPI shareholder and one or more certificates evidencing such VPI Stock shall be issued at the time of execution of a stock purchase agreement (or similar agreement) by such shareholder and VPI relating to the purchase, and the purchasing PVY shareholder shall have all legal rights attaching to such VPI stock, including, but not limited to, voting rights, liquidation rights, and the right to received dividends and other payments; provided, however, that the purchased shares shall be held in escrow until such time as the Purchase Price is paid in full. Except as otherwise provided in this Section 2, VPI shall not place any obligations, contingencies, restrictions or other provisions on shares of VPI Stock or the PVY shareholders purchasing such shares that are not imposed uniformly on all VPI Stock, VPI shareholders or other purchasers of VPI Stock.

                  (c) VPI shall pay PVY an amount of Two Hundred and No/100 Dollars ($200.00) (the "PVY Rebate Portion") for each PVY shareholder that purchases VPI Stock, such $200.00 to be paid periodically to PVY by VPI on a proportional basis as VPI receives Purchase Price payments from PVY shareholders (whether directly from the shareholder or as withheld Shareholder Rebates being credited to the Purchase Price).

                  (d) Upon the execution of this Agreement, VPI will immediately begin taking all necessary and appropriate steps to obtain "no action" or similar rulings, or such other form of qualification as may be necessary or appropriate, from all state securities agencies of states in which PVY has shareholders to permit VPI to sell its stock to PVY shareholders residing in such states. PVY agrees to assist VPI, upon reasonable request and at no cost to PVY, in its efforts to obtain such permissions or qualifications. The parties agree that if, after the exercise of its diligent and best efforts, VPI is unable to obtain a letter of "no action" (or similar ruling or favorable qualification) from any particular state agency, they will cooperate in good faith to reach some remedy or resolution that provides the parties and their shareholders, to the extent possible, the benefits contemplated by this Agreement, including, but not limited to, potential remedies such as private placements of VPI Stock in accordance with applicable federal and state law.


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                  (e)      With respect to any PVY shareholder that lives in a
state in which the necessary "no action" ruling or similar ruling or other qualification to sell VPI Stock has not yet been obtained, if such PVY shareholder subscribes for or desires to purchase VPI Stock, VPI will permit such PVY shareholder to purchase Veterinary Products and Services under the same terms and condition as VPI shareholders; provided, however, that any Shareholder Rebates on purchases shall be credited by VPI to such purchaser and will be applied to the Purchase Price and payment of the PVY Rebate Portion at such time as VPI becomes permitted to sell to such PVY shareholder. If VPI is unable to obtain a "no action" ruling or similar ruling or qualification permitting it to sell VPI stock to the PVY shareholder, the credited Shareholder Rebate amounts will be distributed to PVY and VPI. PVY will receive the PVY Rebate Portion in accordance Section 2(c) above and VPI will retain the balance. PVY will continue to receive PVY Rebate Portion payments based on purchases by such PVY shareholder until the PVY Rebate Portion is paid in full. The PVY Shareholder will not be entitled to any of the credited Shareholder Rebate amounts. The PVY shareholder shall be entitled to continue as a member of the VPI buying group but will not be entitled to receive any rebates. The foregoing provisions of this Section 2(e) may be modified upon mutual agreement of the parties if appropriate to be consistent with any resolution that may be agreed to by the parties under Section 2(d) above.

                  (f) This Agreement shall not require PVY shareholders to become VPI shareholders other than as a condition to buying group eligibility. There shall be no minimum stock purchase or other enrollment quotas or minimum requirements for the purchase of Veterinary Products and Services imposed on PVY or its shareholders as a condition to the continuation of this Agreement or the performance by VPI of its obligations under this Agreement.

         3.       PVY COMMISSION PAYMENTS.

                  (a) PVY shall be entitled to receive from VPI and VPI shall pay to PVY a commission on all sales made to PVY shareholders equal to one percent (1.0%) of the gross sales for all Veterinary Products and Services purchased by PVY shareholders from VPI (the "PVY Commission"), which commission payments shall be made to PVY, without reduction or set off, on a monthly basis, on or before the 15th day of the month following the month in which such sales were made. PVY shall be entitled to receive the PVY Commission in perpetuity, including the period beyond the termination or expiration of this Agreement.

                  (b) If at any time following one (1) year from the Effective Date VPI's sales of Veterinary Products and Services to VPI shareholders that are also PVY shareholders equal or exceed, for two (2) consecutive quarters, fifty percent (50%) of VPI's total sales of Veterinary Products and Services to all other VPI shareholders (that is, sales to PVY shareholders equal or exceed 33-1/3% of total VPI sales), then the PVY Commission shall be based on one percent (1%) of all VPI Veterinary Products and Services sales, regardless of whether the purchaser is a shareholder of PVY.

         4. REBATES. VPI shall pay each PVY shareholder that becomes a VPI shareholder a cash or credit rebate based on its purchase of Veterinary Products and Services from VPI, such rebates to be in accordance and consistent with the rebate policies of VPI as they may exist from


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time to time (the "Shareholder Rebates"); provided, however, that PVY shareholders who become VPI shareholders shall be entitled to a rebate structure at least as favorable as the current rebate structure for at least two (2) years following the date on which such shareholder becomes a VPI shareholder.

         5. NEW DISTRIBUTORS AND MANUFACTURERS. VPI encourages PVY to enlist new distributors, wholesalers, manufacturers and service providers to contract with VPI to make their products available through VPI to the VPI shareholders. As incentive to PVY to perform such function, VPI agrees that PVY shall be entitled to receive one hundred percent (100%) of any rebates, commissions and similar incentives and payments that may be made by new distributors, manufacturers or wholesalers that PVY recruits in connection with such parties' sales of Veterinary Products and Services to VPI or its shareholders (the "PVY Distributor Commissions"). If any such PVY Distributor Commissions are received by VPI, VPI shall pay to PVY such PVY Distributor Commissions as they are received from such parties. VPI shall permit PVY to negotiate with such parties and shall not interfere with such negotiations with respect to such commissions.

         6. PRIVACY AND CONFIDENTIALITY OF SHAREHOLDER INFORMATION. Each of the parties acknowledges the importance to the other parties and the shareholders of the other parties of maintaining, to the extent possible, the privacy and confidentiality of information regarding such shareholders. Each of the parties agrees that any and all information obtained by such party (the "Recipient"), either directly or indirectly as a result of the relationship created by this Agreement, regarding the shareholders of the other parties (including those that becoming shareholders of the Recipient) shall be kept strictly confidential and shall be used by such Recipient party only in connection with this Agreement, and that the Recipient party shall not sell, lease or otherwise disclose, or make available such information to any third party for any purpose whatsoever, without the written consent of the other parties.

         7. NO EXCLUSIVITY. Notwithstanding any provision of this Agreement, this Agreement does not and shall not be construed to create any exclusive relationship between the parties with regard to the subject matter hereof, and neither VPI or PVY shall be restricted in any manner, except as otherwise specifically provided for herein, from entering into any agreements or arrangements with any other third party regarding any aspect of their respective businesses.

         8. TERM. The term of this Agreement shall commence as of the Effective Date and, subject to the termination provisions herein, shall continue for a period of five (5) years; provided, however, that this Agreement shall automatically renew for up to three (3) additional five-year terms, unless PVY gives notice to VPI no less than ninety (90) days prior to the end of the then-current term that PVY elects not to have the Agreement renewed.

         9. RELATIONSHIP OF THE PARTIES. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between PVY on the one hand and VPI on the other, that the parties shall be deemed independent contractors as between each other, and that nothing in this Agreement is intended to constitute PVY as an agent, principal, legal representative, subsidiary, fiduciary, joint venturer, partner, employee or servant of VPI for any purpose whatsoever, or vice versa. Nothing in this Agreement authorizes VPI to make any


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contract, agreement, warranty or representation on the behalf of PVY or authorizes PVY to make any contract, agreement, warranty or representation on the behalf of VPI, or authorizes VPI to incur any debt or other obligation in PVY's name or authorizes PVY to incur any debt or other obligation in the name of VPI. Further, PVY shall not in any event assume liability for, or be deemed liable hereunder as a result of, any such action, or by reason of any act or omission of VPI in the conduct of its business or any claim or judgment arising therefrom against VPI, and VPI shall not in any event assume liability for, or be deemed liable hereunder as a result of, any such action, or by reason of any act or omission of PVY in the conduct of its business or any claim or judgment arising therefrom against PVY.

         10.      INDEMNIFICATION.

                  (a) PVY. PVY shall indemnify and hold VPI and its affiliates and its officers, directors, employees and agents harmless from and against any and all liabilities, claims, actions, fines, charges, damages, losses, costs and expenses of any nature whatsoever (including, but not limited to, reasonable attorneys' fees and expenses) arising out of, related to or connected with, directly or indirectly, the performance or nonperformance by PVY of its obligations hereunder, the breach or default by PVY under any provision of this Agreement, or the gross negligence or willful misconduct of PVY.

                  (b) VPI. VPI shall indemnify and hold PVY and its affiliates and its officers, directors, employees and agents harmless from and against any and all liabilities, claims, actions, fines, charges, damages, losses, costs and expenses of any nature whatsoever (including, but not limited to, reasonable attorneys' fees and expenses) arising out of, related to or connected with, directly or indirectly, the performance or nonperformance by VPI of its obligations hereunder, the breach or default by VPI under any provision of this Agreement, or the gross negligence or willful misconduct of VPI.

                  (c) NOTICE. In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim which the indemnified party believes falls within the scope of the foregoing paragraphs; provided that failure to provide such notice within any specific time period shall not relieve the indemnifying party of its obligations hereunder unless the delay in notice creates undue burden or substantially damages or prejudices the ability of the indemnifying party to provide for adequate defense of the claim. The indemnified party may, at its own expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

         13. NOTICES. Any notice or demand that must or may be given or made in connection with this Agreement must be in writing and, unless receipt is expressly required, will be deemed given, delivered, or made, as the case may be, when delivered by personal delivery, or when received by fax (with confirmation by mail or overnight delivery service, e.g. Fed Ex), or one day after deposit with Fed Ex or comparable overnight courier service which provides tracking and receipt signatures on delivery, or two (2) days after deposit in First Class U.S. Mail, or three


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(3) days after deposit in U.S. Certified or Registered Mail, Return Receipt
Requested, in any event with sufficient postage affixed and addressed to the parties at the following addresses:

                  To PVY:           PetsVetsandYou.com, Inc.
                                    10919 North Dale Mabry Highway
                                    Tampa, Florida 33618
                                    Attention:  James J. Carlstedt, President
                                    Fax:  (813) 960-5801

                  To VPI:           Veterinary Products, Inc.
                                    189 Cobb Parkway, Suite A-6
                                    Marietta, Georgia 30062
                                    Attention:  Michael Good, D.V.M., President
                                    Fax:_______________

Such addresses may be changed by notice pursuant to this Section; but notice of change of address is effective only upon receipt.

         11.      MISCELLANEOUS.

                  (a) WAIVERS. No course of dealing or any delay or failure on the part of any party hereto in exercising any right, power, privilege or remedy hereunder or under any other instrument given in connection with or pursuant to this Agreement shall impair any such right, power, privilege or remedy or be construed as a waiver of any breach, default or acquiescence relating hereto. No single or partial exercise of any such right, power, privilege or remedy shall be construed as a waiver, or preclude the further exercise, of any such right, power, privilege or remedy or the exercise of any other right, power, privilege or remedy. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

                  (b) ENTIRE AGREEMENT. This Agreement, including all exhibits and schedules referenced herein and attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matters hereof, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matters hereof.

                  (c) AMENDMENTS. No change, modification or termination of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all parties hereto, their successors and assigns.

                  (d) GOVERNING LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Florida.

                  (e) SEPARABILITY. If any paragraph, subparagraph or other provision of this Agreement, or the application of such paragraph, subparagraph or provision, is held invalid, then the remainder of the Agreement, and the application of such paragraph, subparagraph or


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provision to person or circumstances other than those with respect to which it is held invalid, shall not be affected thereby.

                  (f) HEADINGS AND CAPTIONS. The titles or captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered a party hereof for purposes of interpreting or applying this Agreement, and, therefore, such titles or captions do not define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its items, provisions, representations, warranties, conditions, etc., in any manner or way whatsoever.

                  (g) BINDING EFFECT ON SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon inure to the benefit of the parties hereto and their respective successors, personal representatives, heirs or assigns.

                  (h) CONTINUANCE OF AGREEMENT. The rights, responsibilities, duties, representations and warranties of the parties hereto, and the covenants and agreements herein contained, shall survive any closing and the execution hereof, and shall continue to bind the parties hereto, and shall continue in full force and effect until each and every obligation of the parties hereto pursuant to this Agreement and any document or agreement incorporated herein by reference shall have been fully performed.

                  (i) ATTORNEYS' FEES AND COSTS. In the event that attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party, whether at trial, on appeal, or in bankruptcy proceedings, shall be entitled to recover reasonable attorneys' fees and costs incurred therein, including paralegal costs from the other party.

                  (j) COUNTERPARTS. This Agreement may be executed simultaneously or in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.


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         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


VETERINARY PRODUCTS, INC.                   PETSVETSANDYOU.COM, INC.


By: /s/ Michael Good, D.V.M.                By: /s/ James J. Carlstedt
   -------------------------------             ---------------------------------
   Michael Good, D.V.M., President             James J. Carlstedt, President

             ("VPI")                                       ("PVY")


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